Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG PERFORMANCE FOR FOURTH QUARTER AND

FULL YEAR 2009; PROVIDES GUIDANCE FOR 2010

•	Fourth quarter diluted EPS grew 11% on revenue growth of 2.7%; cash from operations totaled $360 million
•	Full year diluted EPS grew 20% on revenue growth of 2.8%; cash from operations totaled $1 billion
•	2010 EPS expected to be between $4.10 and $4.30 per diluted share

MADISON, N.J., JANUARY 25, 2010 – Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that for the fourth quarter ended December 31, 2009, income from continuing operations increased to $182 million, or $0.97 per diluted share, compared to $170 million, or $0.87 per diluted share, in 2008. The quarter included a $0.04 per share charge associated with the early extinguishment of debt, which was offset by certain non-recurring tax benefits totaling $0.04 per share.

Fourth quarter revenues increased 2.7% to $1.8 billion. Clinical testing revenues grew 2.3% compared to the prior year. Revenue per requisition increased 2.6% and clinical testing volume, measured by the number of requisitions, decreased by 0.3%. Excluding the impact of drugs-of-abuse testing, which is sensitive to hiring trends, testing volume increased by approximately 0.5%.

“We drove solid earnings growth in the fourth quarter, completing a year of strong performance. For the full year, earnings per share increased 20%, revenues grew about 3% and cash flow totaled $1 billion,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “Revenues grew largely as a result of increased demand for innovative gene-based and esoteric tests, including cancer diagnostics. Earnings grew through top-line growth combined with continued improvements in operating efficiencies. As the leader in a vital and growing industry that is playing an increasingly important role in improving health outcomes and reducing overall healthcare costs, we are well-positioned for continued growth in 2010.”

For the fourth quarter, operating income increased to $330 million, or 17.9% of revenues, from $317 million, or 17.6% of revenues in 2008. Bad debt expense, as a percentage of revenues, improved to 3.9%, compared to 4.3% at the end of 2008. Days sales outstanding improved to 43 days, compared to 44 days a year ago. Cash from operations totaled $360 million, compared to $363 million in the fourth quarter of 2008. During the quarter, the company repurchased $150 million of its common shares and made capital expenditures of $50 million.

Full Year Performance

Diluted earnings per share from continuing operations increased 20% to $3.88. Income from continuing operations increased to $730 million, from $632 million in 2008. Revenues increased 2.8% to $7.5 billion.

Operating income for 2009 increased to $1.4 billion, or 18.2% of revenues, from $1.2 billion, or 16.9% of revenues in 2008. Cash from operations for 2009, which was reduced by a $308 million settlement payment in the second quarter, was $1 billion, compared to $1.1 billion in 2008. During 2009, the company repurchased $500 million of its common shares and made capital expenditures of $167 million.

Outlook for 2010

For 2010, the company expects results from continuing operations as follows: earnings per diluted share of between $4.10 and $4.30, excluding potential special charges; revenue growth of 3% to 4%, and operating income to approach 19% of revenues. Cash from operations is expected to approximate $1.3 billion. Capital expenditures are expected to approximate $200 million.

Quest Diagnostics will hold its fourth quarter conference call on January 25, 2010 at 8:30 A.M. Eastern Time. A simulcast of the call is available in listen-only mode by dialing 415-228-4961, passcode 3214469 and via the Internet at: www.QuestDiagnostics.com/investor. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call may be accessed online at: www.QuestDiagnostics.com/investor or by phone by dialing 866-428-3803 in the U.S. Investors outside the U.S. may dial 203-369-0904. No password is required for either number. The telephone replay will be available from 10:30 A.M. on January 25 through midnight on February 22, 2010. Listeners are encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2008 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Risk Factors” in the company’s 2009 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2009 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

--Table Follows--

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2009 and 2008

(in millions, except per share and percentage data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2009	2008	2009	2008

Net revenues	$1,848.2	$1,800.3	$7,455.2	$7,249.4
Operating costs and expenses:
Cost of services	1,070.3	1,040.9	4,321.5	4,256.1
Selling, general and administrative	432.9	435.6	1,747.6	1,736.9
Amortization of intangible assets	9.5	9.3	37.1	37.3
Other operating expense (income), net	5.1	(2.6)	(10.1)	(3.3)

Total operating costs and expenses	1,517.8	1,483.2	6,096.1	6,027.0

Operating income	330.4	317.1	1,359.1	1,222.4
Other income (expense):
Interest expense, net	(34.8)	(43.6)	(144.1)	(179.7)
Equity earnings in unconsolidated joint ventures	7.7	6.6	33.3	29.7
Other expense, net	(11.0)	(8.8)	(20.4)	(21.7)

Total non-operating expenses, net	(38.1)	(45.8)	(131.2)	(171.7)

Income from continuing operations before taxes	292.3	271.3	1,227.9	1,050.7
Income tax expense	101.5	93.5	460.4	386.8

Income from continuing operations	190.8	177.8	767.5	663.9
Income (loss) from discontinued operations, net of taxes	(0.2)	0.2	(1.3)	(50.7)

Net income	190.6	178.0	766.2	613.2
Less: Net income attributable to noncontrolling interests	9.0	8.2	37.1	31.7

Net income attributable to Quest Diagnostics	$181.6	$169.8	$729.1	$581.5

Amounts attributable to Quest Diagnostics’ stockholders:
Income from continuing operations	$181.8	$169.6	$730.4	$632.2
Income (loss) from discontinued operations, net of taxes	(0.2)	0.2	(1.3)	(50.7)

Net income	$181.6	$169.8	$729.1	$581.5

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$0.98	$0.87	$3.92	$3.25
Income (loss) from discontinued operations	—	0.01	(0.01)	(0.26)

Net income	$0.98	$0.88	$3.91	$2.99

Earnings per share attributable to Quest Diagnostics’ common stockholders – diluted:
Income from continuing operations	$0.97	$0.87	$3.88	$3.22
Income (loss) from discontinued operations	—	—	(0.01)	(0.26)

Net income	$0.97	$0.87	$3.87	$2.96

Weighted average common shares outstanding:
Basic	184.0	193.5	185.9	194.3
Diluted	186.3	194.7	187.8	196.0
Operating income as a percentage of net revenues	17.9%	17.6%	18.2%	16.9%

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Balance Sheets

December 31, 2009 and 2008

(in millions, except per share data)

	December 31, 2009	December 31, 2008

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$534.3	$253.9
Accounts receivable, net	827.3	832.9
Inventories	91.4	102.1
Deferred income taxes	131.8	218.4
Prepaid expenses and other current assets	94.6	89.5

Total current assets	1,679.4	1,496.8
Property, plant and equipment, net	825.9	879.7
Goodwill, net	5,083.9	5,054.9
Intangible assets, net	823.7	827.4
Other assets	150.7	145.0

Total assets	$8,563.6	$8,403.8

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$888.7	$1,219.6
Current portion of long-term debt	170.5	5.1

Total current liabilities	1,059.2	1,224.7
Long-term debt	2,936.8	3,078.1
Other liabilities	556.2	475.9
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares authorized at both December 31, 2009 and 2008; 214.1 shares issued at both December 31, 2009 and 2008	2.1	2.1
Additional paid-in capital	2,302.4	2,262.1
Retained earnings	3,216.6	2,561.7
Accumulated other comprehensive loss	(21.0)	(68.1)
Treasury stock, at cost; 30.8 shares and 23.7 shares at December 31, 2009 and 2008, respectively	(1,510.5)	(1,152.9)

Total Quest Diagnostics stockholders’ equity	3,989.6	3,604.9
Noncontrolling interests	21.8	20.2

Total stockholders’ equity	4,011.4	3,625.1

Total liabilities and stockholders’ equity	$8,563.6	$8,403.8

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2009 and 2008

(in millions)

(unaudited)

	Twelve Months Ended December 31,

	2009	2008

Cash flows from operating activities:
Net income	$766.2	$613.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	256.7	264.6
Provision for doubtful accounts	321.0	326.2
Provision for special charge	—	72.7
Deferred income tax provision	83.1	0.5
Stock compensation expense	75.1	70.6
Excess tax benefits from stock-based compensation arrangements	(5.5)	(2.4)
Other, net	29.7	13.8
Changes in operating assets and liabilities:
Accounts receivable	(314.1)	(282.6)
Accounts payable and accrued expenses	71.8	(4.3)
Integration, settlement and other special charges	(329.6)	(8.2)
Income taxes payable	21.2	24.7
Other assets and liabilities, net	21.8	(25.7)

Net cash provided by operating activities	997.4	1,063.1

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(18.3)	8.1
Capital expenditures	(166.9)	(212.7)
(Increase) decrease in investments and other assets	(10.7)	5.7

Net cash used in investing activities	(195.9)	(198.9)

Cash flows from financing activities:
Proceeds from borrowings	1,245.5	22.9
Repayments of debt	(1,218.5)	(481.9)
(Decrease) increase in book overdrafts	(12.1)	14.2
Purchases of treasury stock	(500.0)	(254.0)
Exercise of stock options	87.1	30.5
Excess tax benefits from stock-based compensation arrangements	5.5	2.4
Dividends paid	(74.7)	(78.0)
Distributions to noncontrolling interests	(35.5)	(32.9)
Other financing activities	(18.4)	(1.1)

Net cash used in financing activities	(521.1)	(777.9)

Net change in cash and cash equivalents	280.4	86.3
Cash and cash equivalents, beginning of period	253.9	167.6

Cash and cash equivalents, end of period	$534.3	$253.9

Cash paid during the period for:
Interest	$146.4	$189.3
Income taxes	$362.5	$359.3

Notes to Financial Tables

1)

On January 1, 2009, the Company adopted a new accounting standard related to noncontrolling interests in consolidated financial statements, the provisions of which, among other things, require that minority interests be renamed “net income attributable to noncontrolling interests” and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented. The adoption of this standard did not impact earnings per share attributable to Quest Diagnostics’ common stockholders.

2)

On January 1, 2009, the Company adopted a new accounting standard related to determining whether instruments granted in share-based payment transactions are participating securities. Under this standard, the Company’s unvested restricted common stock and unvested restricted stock units that contain non-forfeitable rights to dividends are participating securities that are included in the computation of earnings per share pursuant to the two-class method.  Earnings per share calculations for all prior periods have been presented based on the two-class method.

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2009	2008	2009	2008

	(in millions, except per share data)
Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$181.8	$169.6	$730.4	$632.2
Income (loss) from discontinued operations	(0.2)	0.2	(1.3)	(50.7)

Net income available to common stockholders	$181.6	$169.8	$729.1	$581.5

Income from continuing operations	$181.8	$169.6	$730.4	$632.2
Less: Earnings allocated to participating securities	(0.7)	(0.4)	(2.3)	(1.3)

Earnings available to Quest Diagnostics’ common stockholders – basic and diluted	$181.1	$169.2	$728.1	$630.9

Weighted average common shares outstanding - basic	184.0	193.5	185.9	194.3
Effect of dilutive securities:
Stock options and performance share units	2.3	1.2	1.9	1.7

Weighted average common shares outstanding - diluted	186.3	194.7	187.8	196.0

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$0.98	$0.87	$3.92	$3.25
Income (loss) from discontinued operations	—	0.01	(0.01)	(0.26)

Net income	$0.98	$0.88	$3.91	$2.99

Earnings per share attributable to Quest Diagnostics’ common stockholders - diluted:
Income from continuing operations	$0.97	$0.87	$3.88	$3.22
Income (loss) from discontinued operations	—	—	(0.01)	(0.26)

Net income	$0.97	$0.87	$3.87	$2.96

3)

Results for the three months ended December 31, 2009 include $12.9 million of pre-tax charges, or $0.04 per diluted share, associated with the early extinguishment of debt, offset by a benefit of $0.04 per diluted share associated with certain non-recurring tax benefits. Results for the year ended December 31, 2009 include pre-tax charges of $20.4 million, or $0.07 per diluted share, associated with the early extinguishment of debt and $7.0 million, or $0.02 per diluted share, associated with the write-down of an investment. These charges were partially offset by a $15.5 million gain, or $0.05 per diluted share, associated with an insurance settlement for storm-related losses and a benefit of $0.04 per diluted share resulting from certain non-recurring tax benefits.

Results for the three months ended December 31, 2008 include pre-tax charges of $16.2 million, or $0.05 per diluted share, recorded during the fourth quarter of 2008 primarily associated with workforce reductions, offset by a benefit of $0.05 per diluted share, principally associated with the favorable resolution of various tax contingencies. Results for the year ended December 31, 2008 include a third quarter charge of $8.9 million, or $0.03 per diluted share, associated with the write-down of an equity investment and pre-tax charges of $16.2 million, or $0.05 per diluted share, primarily associated with workforce reductions. These charges were offset in part by favorable resolutions of various tax contingencies in 2008, which increased diluted earnings per share by $0.08. In addition, we estimate the impact of hurricanes in the third quarter of

2008 adversely impacted operating income for the year ended December 31, 2008 by approximately $8 million, or $0.02 per diluted share.

4)

Other operating expense (income), net represents miscellaneous income and expense items related to operating activities, including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges. For the year ended December 31, 2009, other operating expense (income), net includes a $15.5 million gain associated with an insurance settlement for storm-related losses.

5)

Other expense, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three months ended December 31, 2009, other expense, net includes $12.9 million of pre-tax charges associated with the early extinguishment of debt. For the twelve months ended December 31, 2009, other expense, net includes $20.4 million of pre-tax charges associated with the early extinguishment of debt and a $7.0 million charge associated with the write-down of an investment partially offset by gains of $6.0 million associated with investments held in trust pursuant to our supplemental deferred compensation plan. For the three and twelve months ended December 31, 2008, other expense, net includes losses of $6.9 million and $9.9 million, respectively, associated with investments held in a trust pursuant to our supplemental deferred compensation plan. In addition, for the twelve months ended December 31, 2008, other expense, net includes a third quarter charge of $8.9 million associated with the write-down of an equity investment.

6)

For the three months ended December 31, 2009, the Company repurchased 2.6 million shares of its common stock at an average price of $58.49 per share for $150 million. For the twelve months ended December 31, 2009, the Company repurchased approximately 10 million shares of its common stock at an average price of $49.83 per share for $500 million, including 4.5 million shares repurchased from SB Holdings Capital Inc., a wholly-owned subsidiary of GlaxoSmithKline plc., at an average price of $44.33 per share for $200 million. For the three and twelve months ended December 31, 2009, the Company reissued 1.1 million shares and 3.0 million shares, respectively, for employee benefit plans.

7)	The following table summarizes the approximate impact of various items on year-over-year comparisons for certain revenue metrics reported for the three and twelve months ended December 31, 2009:

	Continuing Operations

	Three Months Ended December 31, 2009			Twelve Months Ended December 31, 2009

	Consolidated Revenue Growth	Volume Growth	Revenue per Requisition	Consolidated Revenue Growth	Volume Growth	Revenue per Requisition

Reported:	2.7%	(0.3)%	2.6%	2.8%	(0.7)%	3.9%
Impact on comparisons to prior year of:
Drugs-of-abuse testing	(0.4)%	(0.8)%	0.4%	(0.7)%	(1.5)%	0.8%
Laboratory management contracts	—	—	—	(0.1)%	(0.4)%	0.3%
Number of business days	—	—	—	(0.3)%	(0.4)%	—
Foreign exchange	0.2%	—	—	(0.4)%	—	—
8)

During the third quarter of 2008, the Company and NID reached an agreement in principle with the United States Attorney’s Office to settle the previously disclosed federal government investigation of NID, a test kit subsidiary that was voluntarily closed in 2006. As a result of the agreement in principle, during 2008, the Company recorded a charge of $75 million in discontinued operations to increase its reserves for the settlement and related matters. In the second quarter of 2009, the Company entered into a final settlement agreement with the federal government and paid $308 million, which had been previously reserved, in connection with the final settlement.